Exhibit 99.1

Dunkin' Brands Reports First Quarter 2015 Results

First quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 2.7%

•	Baskin-Robbins U.S. comparable store sales growth of 8.0%

•	Added 79 net new restaurants worldwide including 78 net new Dunkin' Donuts in the U.S.

•	Revenue increased 8.1%

•	Adjusted operating income increased 15.8%; adjusted operating income margin of 47.1%

•	Diluted adjusted EPS increased 21.2% to $0.40

CANTON, Mass. (April 23, 2015) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the first quarter ended March 28, 2015.
“This was a really strong quarter and we are delighted with the performance of our product and marketing programs given the severe weather that we experienced in many of the markets where our restaurants are located. Our Dunkin' Donuts U.S. franchisees got the year off to a strong start by demonstrating great flexibility and resiliency in dealing with the challenging circumstances," said Dunkin’ Brands Chairman and Chief Executive Officer Nigel Travis. “Enhancing the relevance and differentiation of our brands around the world with a focus on beverages is a key priority for Dunkin’ Brands. We recently took another major step forward with this priority with our agreement with The J.M. Smucker Company and Keurig to make Dunkin’ K-Cup® packs available at thousands of additional retail outlets nationwide, as well as online. We expect that this will not only increase the overall consumption of Dunkin’ Donuts coffee but it will help us continue to build our brand relevance with new and existing customers as we expand our restaurant footprint across the U.S."
“We're proud to report another year of compelling returns for the cohort of new restaurant openings in 2014. On average restaurants opened last year are projected to exceed 20 percent cash-on-cash returns to the franchisee, which is particularly impressive considering headwinds from a challenging sales environment and rising commodity and labor costs," said Paul Carbone, Chief Financial Officer, Dunkin’ Brands Group, Inc.  "Restaurants in new markets such as Colorado and California are seeing both strong cash-on-cash returns as well as higher-than-expected beverage sales, a key driver of restaurant profitability."

FIRST QUARTER 2015 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	March 28, 2015	March 29, 2014	$ / #	%
Franchisee reported sales	$2,311.1	2,175.5	135.6	6.2%
Systemwide sales growth	6.2%	4.3%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	2.7%	1.2%
BR U.S. comparable store sales growth	8.0%	0.5%
DD International comparable store sales growth (decline)	1.7%	(2.4)%
BR International comparable store sales growth	0.3%	1.4%
Development data:
Consolidated global net POD development	79	96	(17)	(17.7)%
DD global PODs at period end	11,367	10,901	466	4.3%
BR global PODs at period end	7,574	7,353	221	3.0%
Consolidated global PODs at period end	18,941	18,254	687	3.8%
Financial data:
Revenues	$185.9	171.9	14.0	8.1%
Operating income	83.7	69.1	14.6	21.2%
Operating income margin	45.0%	40.2%
Adjusted operating income[1]	$87.6	75.6	12.0	15.8%
Adjusted operating income margin[1]	47.1%	44.0%
Net income	$25.6	23.0	2.7	11.7%
Adjusted net income[1]	40.3	35.6	4.7	13.1%
Earnings per share:
Common–basic	0.26	0.22	0.04	18.2%
Common–diluted	0.25	0.21	0.04	19.0%
Diluted adjusted earnings per share[1]	0.40	0.33	0.07	21.2%
Weighted average number of common shares – diluted (in millions)	101.5	108.0	(6.5)	(6.0)%

1 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
Global systemwide sales growth in the first quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more).

Dunkin' Donuts U.S. comparable store sales growth in the first quarter was driven by increased average ticket and higher traffic resulting from our focus on operational excellence and product and marketing innovation. Product and marketing innovations resulted in strong beverage sales growth, led by Iced Coffee, Dark Roast Coffee and the continued acceleration of sales of Hot and Iced Espresso beverages; continued breakfast sandwich momentum across core and limited time offer sandwiches including the addition of Steak as a permanent menu item; and donut category growth driven by the Croissant Donut and the return of the heart-shaped donut limited time offer. The K-Cup and packaged coffee categories had a significant negative impact on first quarter comparable store sales. Traffic growth, while positive, was significantly disrupted by severe weather in the first quarter. We estimate weather resulted in approximately 60 basis points of negative impact in the quarter. On a two-year comparable store sales basis we estimate that weather contributed approximately 260 basis points of negative impact.

Baskin-Robbins U.S. comparable store sales growth was driven by increased sales of Cups & Cones, Desserts, Beverages, and Sundaes as a result of news on flavors and increased sales of cakes, stimulated by online cake ordering.
In the first quarter, Dunkin' Brands franchisees and licensees opened 79 net new restaurants around the globe. This included 78 net new Dunkin' Donuts U.S. locations, 22 net new Baskin-Robbins International locations, 21 net closures for Dunkin' Donuts International, and zero net new Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 95 restaurants during the quarter.
Revenues for the first quarter increased 8.1 percent compared to the prior year period due primarily to revenue recognized in connection with the Dunkin’ K-Cup® pack licensing agreement and increased royalty income as a result of systemwide sales growth, offset by a decrease in sales of ice cream products.
Operating income and adjusted operating income for the first quarter increased $14.6 million, or 21.2 percent, and $12.0 million, or 15.8 percent, respectively, from the prior year period primarily as a result of the revenue recognized in connection with the Dunkin’ K-Cup® pack licensing agreement and increased royalty income. The increases in revenues were offset by a decrease in ice cream margin and, in comparison to the prior period, were also negatively impacted by gains recognized in connection with the sale of real estate. Additionally, operating income for the first quarter was favorably impacted by a reduction in legal reserves for the Bertico litigation and related matters of $2.8 million.
Net income for the first quarter increased by $2.7 million, or 11.7 percent, compared to the prior year period primarily as a result of the $14.6 million increase in operating income, offset by a $6.8 million increase in loss on debt extinguishment and refinancing transactions and a $4.2 million increase in interest expense driven by additional borrowings incurred in conjunction with a refinancing transaction completed during the first quarter.
Adjusted net income for the first quarter increased by $4.7 million, or 13.1 percent, compared to the first quarter of 2014 primarily as a result of the $12.0 million increase in adjusted operating income, offset by increases in interest expense and income tax expense.
Diluted adjusted earnings per share increased by 21.2 percent to $0.40 for the first quarter of 2015 compared to the prior year period as a result of the increase in adjusted net income and a decrease in shares outstanding. The decrease in shares outstanding from the prior year period is due primarily to the repurchase of shares, offset by the exercise of stock options. We estimate that advance payments related to the Dunkin' K-Cup® pack licensing deal contributed $0.04 to diluted adjusted earnings per share in the first quarter.

FIRST QUARTER 2015 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	March 28, 2015	March 29, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	2.7%	1.2%
Systemwide sales growth	8.0%	5.8%
Franchisee reported sales (in millions)	$1,744.4	1,614.8	129.6	8.0%

Revenues:
Royalty income	$95,007	87,637	7,370	8.4%
Franchise fees	8,264	7,000	1,264	18.1%
Rental income	22,681	21,446	1,235	5.8%
Sales at company-owned restaurants	6,558	6,316	242	3.8%
Other revenues	1,357	2,820	(1,463)	(51.9)%
Total revenues	$133,867	125,219	8,648	6.9%

Segment profit	$93,406	89,832	3,574	4.0%

Points of distribution	8,160	7,746	414	5.3%
Gross openings	101	87	14	16.1%
Net openings	78	69	9	13.0%
Dunkin' Donuts U.S. first quarter revenues of $133.9 million represented an increase of 6.9 percent year-over the prior year period. The increase was primarily a result of increased royalty income, due to an increase in systemwide sales, as well as increases in franchise fees and rental income. The increase in franchise fees was driven by additional gross openings while the increase in rental income was due primarily to an increase in average rent per lease and an increase in the number of leases. These increases in revenues were offset by a decrease in other revenues due primarily to a decrease in gains from refranchising transactions.

Dunkin' Donuts U.S. segment profit in the first quarter increased $3.6 million over the prior year period to $93.4 million, which was driven primarily by revenue growth, offset by a decrease in other operating revenue as the prior year period included income recognized in connection with the sale of real estate.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	March 28, 2015	March 29, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	1.7%	(2.4)%
Systemwide sales growth (decline)	(0.3)%	0.4%
Franchisee reported sales (in millions)	$168.2	168.7	(0.5)	(0.3)%

Revenues:
Royalty income	$3,791	3,695	96	2.6%
Franchise fees	523	559	(36)	(6.4)%
Rental income	8	35	(27)	(77.1)%
Other revenues	2,256	(4)	2,260	n/m
Total revenues	$6,578	4,285	2,293	53.5%

Segment profit	$4,300	2,857	1,443	50.5%

Points of distribution	3,207	3,155	52	1.6%
Gross openings	83	66	17	25.8%
Net closings	(21)	(26)	5	19.2%
Dunkin' Donuts International first quarter systemwide sales decreased 0.3 percent from the prior year period. A decline in sales in South Korea was offset by sales growth in Asia and the Middle East. Sales in Europe, South America, and South Korea were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 5 percent.

Dunkin' Donuts International first quarter revenues of $6.6 million represented an increase of 53.5% over the prior period. The increase in revenues was primarily a result of a settlement reached with a master licensee resulting in the recovery of prior period royalty income and franchise fees.

Segment profit for Dunkin' Donuts International increased $1.4 million to $4.3 million in the first quarter primarily as a result revenue growth offset by increases in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	March 28, 2015	March 29, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	8.0%	0.5%
Systemwide sales growth	8.9%	2.2%
Franchisee reported sales (in millions)	$119.7	109.8	9.8	8.9%

Revenues:
Royalty income	$5,916	5,524	392	7.1%
Franchise fees	220	175	45	25.7%
Rental income	799	826	(27)	(3.3)%
Sales of ice cream products	882	936	(54)	(5.8)%
Other revenues	2,055	1,660	395	23.8%
Total revenues	$9,872	9,121	751	8.2%

Segment profit	$5,969	4,868	1,101	22.6%

Points of distribution	2,484	2,468	16	0.6%
Gross openings	13	18	(5)	(27.8)%
Net openings	—	1	(1)	(100.0)%
Baskin-Robbins U.S. first quarter revenue increased 8.2 percent from the prior year period to $9.9 million due primarily to increased royalty income, as well as other revenues driven by an increase in licensing income from the sale of ice cream.

Segment profit for Baskin-Robbins U.S. increased $1.1 million in the first quarter, or 22.6 percent, over the prior year period primarily as a result of the increase in revenues, as well as a decrease in general and administrative expenses primarily due to higher expenses that were incurred in the prior year period related to advertising and other brand-building activities.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	March 28, 2015	March 29, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	0.3%	1.4%
Systemwide sales decline	(1.2)%	(1.0)%
Franchisee reported sales (in millions)	$278.8	282.1	(3.3)	(1.2)%

Revenues:
Royalty income	$1,407	1,743	(336)	(19.3)%
Franchise fees	197	379	(182)	(48.0)%
Rental income	118	118	—	—%
Sales of ice cream products	21,660	27,678	(6,018)	(21.7)%
Other revenues	186	93	93	100.0%
Total revenues	$23,568	30,011	(6,443)	(21.5)%

Segment profit	$7,971	9,499	(1,528)	(16.1)%

Points of distribution	5,090	4,885	205	4.2%
Gross openings	101	95	6	6.3%
Net openings	22	52	(30)	(57.7)%

Baskin-Robbins International systemwide sales decreased 1.2 percent in the first quarter compared to the prior year period driven by unfavorable foreign exchange in Japan, and sales declines in Europe, offset by increases in sales in the Middle East and South Korea. On a constant currency basis, systemwide sales increased by approximately 5 percent.

Baskin-Robbins International first quarter revenues decreased 21.5 percent over the prior year period to $23.6 million due primarily to decreases in sales of ice cream products in the Middle East and Australia driven primarily by timing of orders, as well as decreases in royalty income and franchise fees.

First quarter segment profit decreased 16.1 percent over the prior year period to $8.0 million, as a result of a decrease in net margin on ice cream driven by the decrease in sales, as well as the decreases in royalty income and franchise fees, offset by reserves on outstanding receivables recorded in the prior year period.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a second quarter cash dividend of $0.265 per share, payable on June 17, 2015 to shareholders of record as of the close of business on June 9, 2015.

•
The Company today announced that John Costello, President, Global Marketing & Innovation, has decided to retire in the middle of 2016. As of May 1, 2015, he will transition to a new, more strategic role focused largely on the evolution of the Company's brands with special emphasis on Dunkin' Brands' international businesses. The Company will not be replacing Mr. Costello but will instead promote members of the senior marketing leadership team to assume his responsibilities. Scott Hudler, Vice President of Global Consumer Engagement, will begin reporting directly to Nigel Travis and will continue to lead Dunkin' Donuts U.S. advertising, media strategy and in-store merchandising support. He will also continue to be responsible for Dunkin' Donuts US, Dunkin' Donuts International and Baskin-Robbins International advertising and digital media strategies, as well as the Company's loyalty programs. Chris Fuqua, is being named Vice President, Dunkin' Donuts Brand Marketing & Global Consumer Insights & Product Innovation. In addition to overseeing Dunkin' Donuts U.S. marketing programs, he will now assume responsibility for Dunkin' Donuts U.S. field marketing, and product innovation and consumer insights for Dunkin' Donuts and Baskin-Robbins on a global basis.

•
The Company announced on March 24, 2015 that Jack Clare was promoted to the newly created position of Chief Information and Strategy Officer. Mr. Clare, who has served as the Company's CIO for the past three years, is now a member of the Dunkin' Brands Leadership Team and continues to report to Paul Carbone, CFO.

•
The Company announced on January 8, 2015 that it entered into a long-term master franchise agreement in which Golden Cup Pte. Ltd., a joint venture between Jollibee Worldwide Pte Ltd. and Jasmine Asset Holding Ltd., a wholly owned subsidiary of RRJ Capital Master Fund II, L.P., will serve as the franchisee and plans to open and operate more than 1,400 Dunkin' Donuts restaurants across China over the next 20 years. This represents the largest development agreement in the Company's history. The opening of the first restaurant is expected in the fourth quarter of 2015.

•
The Company announced on January 26, 2015 that it completed a refinancing of its senior secured credit facility with the placement by one of its subsidiaries of a $2.6 billion securitized debt facility, resulting in a weighted-average effective interest rate of 3.765 percent per annum, payable quarterly. As a result, the Company expects its 2015 annual interest expense to be approximately $96.5 million.

•
The Company announced on January 26, 2015 that the Board of Directors authorized a new program to repurchase up to an aggregate of $700 million of its outstanding common stock over the next two years. During the first quarter, the Company repurchased approximately 6,950,000 shares of its common stock under the $400 million accelerated share repurchase agreement it entered into in February 2015, which is expected to be completed in June 2015. Additionally, the Company repurchased a total of approximately 1.4 million shares of common stock at a weighted average cost per share of $47.14 from existing stockholders in the open market. The Company's shares outstanding as of March 28, 2015 were 96,464,574.

•
During the first quarter, the Quebec Court of Appeals (Montreal) ruled to reduce the damages assessed against the Company in relation to the Bertico litigation from approximately C$16.4 million to approximately C$10.9 million, plus costs and interest. As a result, the Company reduced its aggregate legal reserves for the Bertico litigation and related matters by approximately $2.8 million to $19.6 million as of March 28, 2015.

FISCAL YEAR 2015 TARGETS
As described below, the Company is reiterating and updating certain targets regarding its 2015 expectations.

•	The Company continues to expect Dunkin' Donuts U.S. comparable store sales growth of 1 to 3 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•
The Company continues to expect that Dunkin' Donuts U.S. will add between 410 and 440 net new restaurants, for greater than 5 percent net unit growth, and expects Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.

•
Internationally, the Company continues to target opening 200 to 300 net new restaurants across the two brands. It continues to expect net income of equity method investments to be approximately $13 million.

•	Globally, the Company continues to expect to open between 615 and 750 net new restaurants.

•
The Company now expects revenue growth of between 6 and 8 percent (previously it expected 5 to 7 percent revenue growth); adjusted operating income growth of between 7 and 8 percent (previously it expected 6 to 8 percent adjusted operating income growth); and adjusted earnings per share of $1.87 to $1.91 (previously it expected adjusted earnings per share of $1.83 to $1.87). The Company is updating these targets to reflect the financial impact of the agreement with The J.M. Smucker Company and Keurig to make Dunkin’ K-Cup® packs available at additional retail outlets nationwide net of the financial impact of the profit-sharing agreement it reached with Dunkin’ Donuts U.S. franchisees.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866)

393-1607 or (914) 495-8556, conference number 22935374. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

About Dunkin' Brands Group, Inc.

With more than 18,900 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2014, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,300 Dunkin' Donuts restaurants and more than 7,500 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	March 28, 2015	March 29, 2014

Revenues:
Franchise fees and royalty income	$115,325	106,712
Rental income	23,627	22,447
Sales of ice cream products	22,591	28,671
Sales at company-owned restaurants	6,558	6,316
Other revenues	17,804	7,802
Total revenues	185,905	171,948
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,518	13,012
Cost of ice cream products	14,879	19,748
Company-owned restaurant expenses	6,858	6,363
General and administrative expenses, net	58,307	59,714
Depreciation	5,110	4,913
Amortization of other intangible assets	6,200	6,405
Long-lived asset impairment charges	264	123
Total operating costs and expenses	105,136	110,278
Net income of equity method investments	2,947	3,100
Other operating income, net	24	4,327
Operating income	83,740	69,097
Other income (expense):
Interest income	122	69
Interest expense	(22,164)	(17,941)
Loss on debt extinguishment and refinancing transactions	(20,554)	(13,735)
Other gains (losses), net	(545)	27
Total other expense	(43,141)	(31,580)
Income before income taxes	40,599	37,517
Provision for income taxes	15,174	14,689
Net income including noncontrolling interests	25,425	22,828
Net loss attributable to noncontrolling interests	(206)	(128)
Net income attributable to Dunkin’ Brands	$25,631	22,956

Earnings per share—basic	$0.26	0.22
Earnings per share—diluted	0.25	0.21

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 28, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$340,393	208,080
Restricted cash	72,004	—
Accounts, notes, and other receivables, net	72,685	105,060
Other current assets	126,497	129,478
Total current assets	611,579	442,618
Property and equipment, net	181,069	182,061
Equity method investments	162,410	164,493
Goodwill and other intangible assets, net	2,311,942	2,317,167
Other assets	93,057	71,044
Total assets	$3,360,057	3,177,383
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$25,253	3,852
Accounts payable	11,711	13,814
Other current liabilities	295,963	337,853
Total current liabilities	332,927	355,519
Long-term debt, net	2,476,079	1,807,081
Deferred income taxes, net	534,032	540,339
Other long-term liabilities	101,877	99,494
Total long-term liabilities	3,111,988	2,446,914
Redeemable noncontrolling interests	6,785	6,991
Total stockholders’ equity (deficit)	(91,643)	367,959
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$3,360,057	3,177,383

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended
	March 28, 2015	March 29, 2014

Net cash provided by (used in) operating activities	$(8,980)	1,613
Cash flows from investing activities:
Additions to property and equipment	(6,233)	(4,436)
Proceeds from sale of real estate	—	6,937
Other, net	(1,499)	(1,418)
Net cash provided by (used in) investing activities	(7,732)	1,083
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,500,000	—
Repayment of long-term debt	(1,818,971)	(10,000)
Payment of deferred financing and other debt-related costs	(40,953)	(8,977)
Dividends paid on common stock	(25,688)	(24,520)
Repurchases of common stock, including accelerated share repurchase	(459,821)	(22,040)
Exercise of stock options	1,209	3,411
Change in restricted cash	(6,900)	—
Other, net	538	4,897
Net cash provided by (used in) financing activities	149,414	(57,229)
Effect of exchange rates on cash and cash equivalents	(389)	20
Increase (decrease) in cash and cash equivalents	132,313	(54,513)
Cash and cash equivalents, beginning of period	208,080	256,933
Cash and cash equivalents, end of period	$340,393	202,420

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)
	Three months ended
	March 28, 2015	March 29, 2014
Operating income	$83,740	69,097
Operating income margin	45.0%	40.2%
Adjustments:
Amortization of other intangible assets	$6,200	6,405
Long-lived asset impairment charges	264	123
Transaction-related costs(a)	154	—
Bertico and related litigation(b)	(2,753)	—
Adjusted operating income	$87,605	75,625
Adjusted operating income margin	47.1%	44.0%

Net income attributable to Dunkin' Brands	$25,631	22,956
Adjustments:
Amortization of other intangible assets	6,200	6,405
Long-lived asset impairment charges	264	123
Transaction-related costs(a)	154	—
Bertico and related litigation(b)	(2,753)	—
Loss on debt extinguishment and refinancing transactions	20,554	13,735
Tax impact of adjustments(c)	(9,768)	(8,105)
State tax apportionment(d)	—	514
Adjusted net income	$40,282	35,628

Adjusted net income	$40,282	35,628
Weighted average number of common shares – diluted	101,502,438	107,980,160
Diluted adjusted earnings per share	$0.40	0.33

(a) Represents non-capitalizable costs incurred as a result of the new securitized financing facility, which was completed in January 2015.
(b) Represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately C$16.4 million to approximately C$10.9 million, plus costs and interest.

(c) Tax impact of adjustments calculated at a 40% effective tax rate.
(d) Represents tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to certain state jurisdictions.